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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Global MAINTECH Corporation:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report dated February 14, 1997, contains an explanatory paragraph that states that the Company's working capital deficit and accumulated deficit raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                         /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
September 24, 1997